Press Release dated August 14, 1998


FOR IMMEDIATE RELEASE



                   PLEXUS CORP. ADOPTS SHAREHOLDER RIGHTS PLAN



        NEENAH, WI, August 14, 1998 -- Plexus Corp. (Nasdaq:PLXS), a contract provider of design, manufacturing and testing services to the electronics industry, announced today that its Board of Directors has adopted a Shareholder Rights Plan designed to protect its shareholders from abusive takeover tactics and to help preserve for its shareholders the long-term value of the Company.

        "We believe this plan will serve the best interests of our shareholders," said Peter Strandwitz, Chairman and Chief Executive of Plexus. "It is intended to assure fair and equal treatment for all of our shareholders in the event of a takeover and to encourage a potential acquirer to negotiate with the board prior to attempting a takeover. The plan is designed to allow the board to negotiate a fair price for all shareholders at the Company's true long-term value should someone attempt to acquire Plexus."

        Plexus said the Plan was not adopted in response to any takeover attempt, and that the board is not aware of any such activity.

        More than 1,700 other public corporations, including approximately half of the Fortune 500, have adopted shareholder rights plans.

        Under the Rights Plan, Plexus shareholders of record as of August 27, 1998, will be granted a dividend of one preferred stock purchase right for each outstanding share of Plexus common stock. Subject to the terms of the Rights Plan, each Right entitles the registered holder to purchase one one-hundredth of a share of Plexus' new series of preferred stock at an exercise price of $108. Until the Rights become exercisable, outstanding Plexus stock certificates will represent both shares of Plexus common stock and Rights (no separate certificate will be issued for the Rights at this time). The Rights will trade with the shares of Plexus common stock until such time as they might become exercisable.

        The Rights would become exercisable 11 business days after any person or group has acquired (or commenced or announced its intention to commence a tender or exchange offer to acquire) 15% or more of Plexus common stock.

        If any person acquires 15% or more of Plexus common stock, holders of each Right, other than the acquiring person, will have the right, upon payment of the exercise price, to purchase the number of shares of Plexus common stock (in lieu of the preferred stock) which, at that time, have a market value of two times the exercise price of a Right. At such time, the Plexus Board of Directors may also exchange Rights, other than those held by the acquiring person, in whole or in part for Plexus common stock at an exchange ratio of one share of common stock per Right.

        At any time after a person or group acquires 15% or more of Plexus common stock, if Plexus is acquired in a merger or other business combination or 50% or more of its consolidated assets or earning power are sold, Rights holders other than the acquiring person or group will have the right, upon payment of the exercise price, to purchase that number of shares of common stock of the acquiring company (in lieu of preferred shares) which, at the time of the transaction, have market value equal to two times the exercise price of a Right.

        The Rights will expire on August 12, 2008. Details of the Rights distribution will be contained in a "Summary of Rights" which will be mailed to all Plexus shareholders of record as of August 27, 1998.


        The statements contained in this release which are not historical facts (such as statements in the future tense and statements including "believe", "expect", "intend", "anticipate" and similar concepts) are forwarding-looking statements that involve risks and uncertainties, including, but not limited to, the risk that future action or inaction by the Board with respect to the Shareholder Rights Plan, including any future decision relating to redemption of the Rights or amendments of the terms of the Rights, could become the subject of litigation, the Company's ability to integrate acquired operations, the Company's ability to secure new customers and maintain its current customer base, the results of cost reduction efforts, the adequate availability of components and related parts for production, the risk of customer delays or cancellations in both on-going and new programs, the effect of start-up costs of new programs and facilities, the effect of economic conditions, the impact of increased competition and other risks detailed in the Company's Securities and Exchange Commission filings.

        Headquartered in Neenah, Wisconsin, Plexus provides product realization services to original equipment manufacturers (OEMs) in the computer, medical, industrial, telecommunications and transportation electronics industries. The Company offers product development and design services, material procurement and management, prototyping, assembly, testing, manufacturing, final system box build and distribution.


For further information, please contact:


Thomas B. Sabol, Chief Financial Officer, 920.722.3451 or email at tom.sabol@plexus.com